EXHIBIT 99.2

For Immediate Release
Contact:	Willing L. Biddle, CEO,
John T. Hayes, CFO, or
James Aries, SVP
Urstadt Biddle Properties Inc.
(203) 863-8200

URSTADT BIDDLE PROPERTIES INC. ACQUIRES 50% INTEREST IN WALMART-ANCHORED SHOPPING CENTER AND ADJACENT RETAIL PROPERTY ON LONG ISLAND, IN RIVERHEAD, NEW YORK

Greenwich, CT – February 21, 2014 – Urstadt Biddle Properties Inc. (NYSE: UBA and UBP) announced today that it acquired, through two wholly-owned subsidiaries,  50% tenancy-in-common interests in two adjacent retail properties in Suffolk County, Long Island from New Jersey-based developer, Lerner Properties LLC.  The first property is Gateway Plaza, a 20+ acre parcel with a 194,309 sf shopping center anchored by a brand-new 167,309 square foot Walmart store and a nearly completed 27,000 square foot freestanding retail building.  UBP's 50% interest in Gateway Plaza was purchased for $12.4 million, and UBP and Lerner Properties refinanced the property at closing with a $14,000,000 first mortgage from Security Life of Denver Insurance Company.  Gateway Plaza is located at the intersection of Old Country Road (a/k/a Route 58) and Kroemer Avenue in Riverhead, NY (Suffolk County) and has the unique distinction of being located directly across the road from, and sharing a traffic light with, Tanger Outlet Center.  Tanger Outlet Center is one of the country's most successful outlet centers and contains over 165 brand name outlet stores.  The Riverhead shopping area is located approximately 70 miles east of midtown Manhattan at the terminus of the Long Island Expressway, and is the regional shopping area for Long Island's North and South Forks.  Shoppers flock to Riverhead from all of eastern Long Island.
The second property is Applebee's Plaza, a 2 acre parcel containing an existing 5,363 square foot Applebee's restaurant and an undeveloped pad site with a buildable allowance of 4,500 square feet. UBP's 50% interest in Applebee's Plaza was purchased for $1.7 million, and the property is subject to existing mortgage financing in the amount of $1,170,000, which matures in January, 2019.  Applebee's has been operating a very successful store at this location since 2000 and its performance should further improve as a result of the recent opening of Walmart.
Willing Biddle, CEO of Urstadt Biddle Properties Inc., said, "We are very happy to have been able to invest in these very well-located regional retail properties and to be co-owners with Lerner Properties.  There is a great deal of interest from prospective tenants in the 27,000 sf building under construction next to Walmart, and we and our co-owner expect to have it leased within six months.  We also are working to lease the available pad next to Applebee's and hope to have a deal completed in the near future.  We think that these acquisitions will provide a beachhead for more opportunities for our company in the Long Island market".

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust, which owns or has equity interests in 67 properties containing approximately 5.0 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties.  Urstadt Biddle Properties Inc. has paid 177 consecutive quarters of uninterrupted dividends to its shareholders since its inception, and it has raised total dividends to its shareholders for the last 20 consecutive years.

For additional information, please contact Willing L. Biddle, CEO, John Hayes, CFO, or James Aries, SVP, Urstadt Biddle Properties Inc. at 203-863-8200.  Follow us on Twitter at https://twitter.com/UrstadtBiddle

For more information about Lerner Properties, please visit LernerProperties.com.

This press release contains statements that constitute "forward-looking statements."  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Urstadt Biddle Properties Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.  Urstadt Biddle Properties Inc. undertakes no obligation to update these statements for revisions or changes after the date of this release.